NSAR ITEM 77C

Van Kampen American Capital U.S. Government Trust for Income

(a)  A Special Meeting of Shareholders was held on May 28,1997.

(b) The election of Trustees of Van Kampen American Capital U.S. Government Trust for Income (the "Fund") included:

     J.Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
     R.Craig Kennedy, Jack E. Nelson, Jerome L. Robinson,
     Phillip B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For 15,873,592            Against   196,956

     4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP as Independent Public Accountants for its Current Fiscal Year.

          For 15,792,310            Against   148,253
                              NSAR ITEM 77C

Van Kampen American Capital U.S. Government Trust for Income


(a)  A Special Meeting of Shareholders was held on October 25,1996.

(b) The election of Trustees of Van Kampen American Capital U.S. Government Trust for Income (the "Fund") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  18,984,376           Against   306,432

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

          For 13,225,134            Against   426,447

     4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP as Independent Public Accountants for its Current Fiscal Year.

          For 19,068,912            Against   233,791